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                                  EXHIBIT 12(A)

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

                                                 13 Weeks
                                                  Ended
                                                October 1,
                                                   2005
                                                (UNAUDITED)     2005        2004       2003      2002
                                                -----------   --------   ---------   -------   -------
(IN THOUSANDS, EXCEPT RATIOS)
Fixed Charges
   Interest and amortization of debt issuance
   costs on all indebtedness                      $11,049     $ 51,703   $  39,783   $40,109   $43,357
   Add interest element implicit in rentals           855        3,296       3,443     3,500     3,040
                                                  -------     --------   ---------   -------   -------
      Total fixed charges                         $11,904     $ 54,999   $  43,226   $43,609   $46,397
(Loss) Income
   (Loss) Income from continuing operations
      before income taxes                         $  (432)    $(76,265)  $(131,194)  $10,071   $44,541
   Add fixed charges                               11,904       54,999      43,226    43,609    46,397
                                                  -------     --------   ---------   -------   -------
   (Loss) Income from continuing operations
      before fixed charges and income taxes       $11,472     $(21,266)  $ (87,968)  $53,680   $90,938
                                                  =======     ========   =========   =======   =======
Ratio of earnings to fixed charges                   0.96        (0.39)      (2.04)     1.23      1.96
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